Exhibit 99.1

PGRX Finance Update: Prospect Global Warrant Holders Exercise at $4.05—Raises $3.0 Million

Capital to continue drilling and Definitive Feasibility Study efforts in Holbrook

DENVER, CO, September 26, 2013 — DENVER—(BUSINESS WIRE)—Sept. 26, 2013— Prospect Global Resources Inc. (NASDAQ:PGRX) announced today that 737,000 of its outstanding Class B Warrant were exchanged for Class B-1 Warrants and were then exercised at $4.05 per share for one share of common stock and 1.75 Class A Warrants per Class B-1 Warrant exercised.  The Class A Warrants are exercisable for one share of common stock at $4.05 per share (after adjustment for the issuance and exercise of the Class B-1 Warrants) and expire in June, 2018.  Prospect Global will receive $3.0 million in gross proceeds from the exercise that will be used to continue its drilling program and development of a definitive feasibility study and for operating expenses and mandatory debt repayments.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources and development of its potash resources and potash mining facility. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K/A for the year ended March 31, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.

For further information, please contact:

Gregory M. Dangler, Interim CFO

+1 (303) 990-8444